Consent of Inclusion of
                            Review Opinion



We are aware that PVAXX Corporation has included in its Registration Statement (Form SB-2, File no. 333-43512) our report dated March 8, 2002 covering the unaudited financial statements as of December 31, 2001 and for the periods then ended. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our Firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours



PKF
Nottingham, UK
March 21, 2002